CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Leatt Corporation, of our report dated March 24, 2020, relating to our audits of the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Lean Corporation's Annual Report on Form 10-K for the year ended December 31, 2019.

Fitzgerald & Co, CPAs, P.C.

Vienna, Virginia

February 8, 2021

8150 Leesburg Pike •Suite 500 • Vienna, VA 22182

Phone: 703.847.4600 • Fax: 703.356.4821 • Email: fc@fcocpas.com • Website: http://www.fcocpas.com

Members of: American Institute of Certified Public Accountants PCPS/CAQ •Virginia Society of Certified Public Accountants CPA Associates International, Inc., a consortium of independent CPA firms with members in Principal U.S. and International Cities